Exhibit 5.1
Our ref        JWT/694946-000001/76069982v2

Credo Technology Group Holding Ltd PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands
6 December 2023
Credo Technology Group Holding Ltd
We have acted as Cayman Islands counsel to Credo Technology Group Holding Ltd (the “Company”) to provide this legal opinion in connection with the Company's registration statement on Form S-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act")(File No. 333-275894) (the "Registration Statement"), in respect of the proposed public offering of the Company's 11,500,000 ordinary shares, par value US$0.00005 per share, in the capital of the Company (the "Ordinary Shares"), including up to 1,500,000 Ordinary Shares issuable upon exercise of an option granted by the Company and the sale of 1,060,000 Ordinary Shares by the Selling Shareholders (as defined below). Such offering is being underwritten pursuant to an underwriting agreement (the "Underwriting Agreement") among the Company, the selling shareholders named in Schedule II thereto (the “Selling Shareholders”) and Goldman Sachs & Co. LLC, as representative for the several underwriters named in Schedule I thereto (collectively, the "Underwriters"). The Ordinary Shares to be issued by the Company are referred to as the "Offered Shares" and the Ordinary Shares to be sold by the Selling Shareholders are referred to as the "Sale Shares," and together with the Offered Shares, the "Shares."
This opinion letter is given in accordance with the terms of the “Validity of Securities” section of the Registration Statement.
1Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1The certificate of incorporation dated 5 September 2014 and the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 23 December 2021 and effective on 31 January 2022 (the "Memorandum and Articles").

1.2The written resolutions of the board of directors of the Company dated 11 October 2023 (the "Resolutions"), the written resolutions of the pricing committee of the board of directors of the Company (the "Committee") dated 5 December 2023 (the "Committee Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.
1.3A certificate of good standing with respect to the Company issued by the Registrar of Companies (the "Certificate of Good Standing").
1.4A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").
1.5The Registration Statement.
1.6A draft of the Underwriting Agreement.
1.7The register of members of the Company as at 4 December 2023 (the “Register of Members”).
2Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy as of the date of the letter of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:
2.1The Underwriting Agreement has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).
2.2The Underwriting Agreement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).
2.3The choice of the Relevant Law as the governing law of the Underwriting Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).
2.4Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.
2.5All signatures, initials and seals are genuine.
2.6No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

2.7There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Underwriting Agreement or the Registration Statement.
2.8No monies paid to or for the account of any party under the Underwriting Agreement or any property received or disposed of by any party to the Underwriting Agreement in each case in connection with the Underwriting Agreement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).
2.9The completeness and accuracy of the Register of Members.
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.
3Opinions
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.
3.2The Selling Shareholders have valid title to the Sale Shares and such Sale Shares have been duly authorised, legally issued and are fully paid and non-assessable and there are no entries or notations indicating any third party interests, including any security interest as at the date hereof.
3.3The Offered Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued and paid for in the manner described in the Underwriting Agreement and the Registration Statement and in accordance with the Resolutions, such Offered Shares will be legally issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).
3.4The authorised share capital of the Company is US$52,500.00 divided into 1,000,000,000 Ordinary Shares of a nominal or par value of US$0.00005 each and 50,000,000 Preferred Shares of a nominal or par value of US$0.00005 each.
4Qualifications
The opinions expressed above are subject to the following qualifications:
4.1To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.
4.2Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company's Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
4.3Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.
4.4In this opinion letter, the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings "Credo Technology Group Holding Ltd,” “Description of Share Capital—Comparison of Cayman Islands Corporate Law to U.S. Law—Enforcement of Civil Liabilities” and "Validity of Securities" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.
This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Ordinary Shares pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.
Yours faithfully
/s/ Maples and Calder (Cayman) LLP
Maples and Calder (Cayman) LLP

Credo Technology Group Holding Ltd
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands
6 December 2023
To:      Maples and Calder (Cayman) LLP
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands
Dear Sirs
Credo Technology Group Holding Ltd (the "Company")
I, the undersigned, being a Director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:
1The Memorandum and Articles remain in full force and effect and are unamended.
2The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.
3The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.
4The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: William J. Brennan, Chi Fung Cheng, Yat Tung Lam, Pantas Sutardja, Lip-Bu Tan, David Zinsner, Manpreet Khaira and Sylvia Acevedo.
5The members of the Committee at the date of the Committee Resolutions and at the date of this certificate were and are as follows: William Brennan, Lip-Bu Tan and David Zinsner.
6The Committee Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company), and have not been amended, varied or revoked in any respect.
7The authorised share capital of the Company is US$52,500 divided into 1,000,000,000 Ordinary Shares of a nominal or par value of US$0.00005 each and 50,000,000 Preferred Shares of a nominal or par value of US$0.00005 each.
8The Company has received or will receive money or money's worth in consideration for the issue of its Ordinary Shares, and none of the Shares were or will be issued for less than their par value.
9The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective Articles of Association) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.
10The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Underwriting Agreement or the Registration Statement
11Prior to, at the time of, and immediately following the execution of the Underwriting Agreement, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Underwriting Agreement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.
12Each director of the Company considers the transactions contemplated by the Underwriting Agreement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.
13The Company is not subject to the requirements of Part XVIIA of the Companies Act.
14To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.
15The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Bill Brennan
Name:	Bill Brennan
Title:	Director